Exhibit4.7(j)
                                                                   -------------




                            AMENDMENT NUMBER SEVEN TO
                     AMENDED AND RESTATED SECURITY AGREEMENT


     AMENDMENT NUMBER SEVEN TO AMENDED AND RESTATED SECURITY AGREEMENT (this "Amendment"), dated as of August 30,2001 by and among UNION ACCEPTANCE FUNDING CORPORATION, an Indiana corporation, as Seller (in such capacity, the "Seller"), UAFC CORPORATION, a Delaware corporation, as debtor (in such capacity, the "Debtor"), UNION ACCEPTANCE CORPORATION, an Indiana corporation ("UAC"), individually and in its capacity as collection agent (in such capacity, the "Collection Agent"), ENTERPRISE FUNDING CORPORATION, a Delaware corporation (the "Company"), MBIA INSURANCE CORPORATION, a New York stock insurance company, as financial guaranty insurer (the "Insurer") and BANK OF AMERICA, N.A., a national banking association ("Bank of America"), individually and as collateral agent for the Company, the Bank Investors, and the Insurer (in such capacity, the "Collateral Agent") amending that certain Amended and Restated Security Agreement dated as of May 12, 2000 (as the same may be amended, restated, supplemented or modified from time to time, the "Security Agreement").

     WHEREAS, the parties hereto mutually desire to make certain amendments to the Security Agreement as hereinafter set forth.

     NOW, THEREFORE, the parties hereby agree as follows:

     SECTION 1. Defined Terms. As used in this Amendment, and except as otherwise provided in this Section 1, capitalized terms shall have the same meanings as signed thereto in the Security Agreement.

     (a) Section 1.1 of the Security Agreement is hereby amended by deleting the definition of "Acceptable Hedging Arrangement" and replacing it with the following (solely for convenience changed language is italicized):

          "Acceptable Hedging Arrangement" means a hedging arrangement entered into by the Collection Agent or UAFCC, between UAFCC and a swap counterparty whose long term debt obligations are rated investment grade by Moody's Investors Service and Standard & Poor's, in compliance with Section
     5.3 of the Security Agreement, that locks in a fixed spread of at least 600 basis points lower than the weighted average APR for the Eligible Receivables based upon an amortization schedule determined using a 1.60% ABS prepayment assumption or such other prepayment assumption that Moody's and Standard & Poor's have been previously been notified of, it being understood that funds on deposit in a prefunding account established in connection with a Securitization will qualify as an Acceptable Hedging Arrangement so long as the weighted average coupon of the securities issued in connection with such Securitization is at least 600 basis points lower than the weighted average APR for the Eligible Receivables and only to the extent such funds on deposit in a prefunding account are not serving as a hedge arrangement for any other UA C facility or program."

          (b) Section 1.1 of the Security Agreement is hereby amended by deleting subsection (1)(e) of the definition of "Carrying Costs" and replacing it with the following (solely for convenience changed language is italicized):

               "(e) to pay any Successor Servicing Fees and Transition Costs payable to a successor Collection Agent appointed pursuant to Section
          6.1 of this Agreement;"

          (c) Section 1.1 of the Security Agreement is hereby amended by deleting the definition of "Commitment Termination Date" and replacing it with the following (solely for convenience changed language is italicized):

               "Commitment Termination Date" shall mean August 26, 2002, or such later date to which the Commitment Termination Date may be extended by the Debtor, the Agent and the Bank Investors not later than 30 days prior to the then current Commitment Termination Date."

          (d) Section 1.1 of the Security Agreement is hereby amended by deleting the definition of "Noteholder's Percentage" and replacing it with the following (solely for convenience changed language is italicized):

               "Noteholder's Percentage" shall mean an amount equal to 98.25% less the product of (i) 2, and (ii) the amount, if any, by which the Target Net Yield exceeds the Net Yield as of the most recent Determination Date; provided, however, with respect to any Settlement Period during which at no time was the Net Investment greater than zero, the Noteholder's Percentage as of the Determination Date immediately following such Settlement period shall equal 98.25%. The Noteholder's Percentage shall initially equal 98.25%."

          (e) Section 1.1 of the Security Agreement is hereby amended by adding the following definitions in alphabetical order therein:

               "Successor Servicing Fee" shall mean, for any Settlement Period, the fee payable pursuant to Section 2.03(a)(iv) on the related Remittance Date by the Company to the successor Collection Agent appointed pursuant to Section 6.1 of this Agreement, in an amount equal to the greater of (i) the Servicing Fee and (ii) an amount not to exceed 110% of the then-current "market-rate" fee for servicing assets comparable to the Contracts, which rate shall be determined by averaging three servicing bids obtained by the Insurer from third party servicers selected by the Insurer, to the extent that such bids are available from three third party servicers acceptable to the Insurer in it sole discretion."

               "Transition Costs" shall mean reasonable costs and expenses incurred by or payable to the successor Collection Agent in connection with the transfer of servicing (whether due to termination, resignation or otherwise) from the Collection Agent to such successor Collection Agent, which shall be approved in writing by the Insurer; provided, however, that in no event shall the Transition Costs exceed $200,000 without the prior written consent of the Insurer."

          (f) Section 1.1 of the Security Agreement is hereby amended by deleting the definition of "Termination Date" and replacing it with the following (solely for convenience changed language is italicized):

               "Termination Date" shall mean the earliest of (i) that Business Day designated by the Debtor to the Agent as the Termination Date at any time following 60 days' written notice to the Agent, (ii) the date of termination of the liquidity commitment of the Liquidity Provider under the Liquidity Provider Agreement, (iii) the date of termination of the commitment of the Credit Support Provider under the Credit Support Agreement, (iv) the day on which a Termination Event occurs pursuant to Section 7.1, (v) two business days prior to the Commitment Termination Date, or (vi) August 26, 2002, unless extended prior to such date pursuant to a Revolving Period Extension (as defined in the Insurance Agreement).

     SECTION 2. Amendment to Section 2.2. Section 2.2 of the Security Agreement is hereby amended by deleting such paragraph and replacing it with the following (solely for convenience added language is italicized):

          "Notwithstanding the limitation on recourse under Section 2.1, the Debtor shall pay, as and when due in accordance with this Agreement, all fees hereunder, Carrying Costs, all amounts payable pursuant to Article VIII hereof, if any, all fees specified in the Fee Letter, and the Servicing Fee. On each Remittance Date, the Debtor shall pay to the Company, the successor Collection Agent and the Bank Investors, as applicable, an amount equal to the accrued and unpaid Carrying Costs for the related Settlement Period together with, in respect of the Company, an amount equal to the discount accrued on the Company's Commercial Paper notes to the extent such notes were issued in order to fund the Net Investment in an amount in excess of the amount of the Initial Funding or in excess of any deposit made by the Company to the Prefunding Account. The Debtor shall pay to the Agent, for the account of the Company, on each day on which Commercial Paper is issued by the Company, the Dealer Fee. Nothing in this Agreement shall limit in any way the obligations of the Debtor to pay the amounts set forth in this Section 2.2." SECTION 3. Amendment to
     Section 2.3. Section 2.3(a)(iv) of the Security Agreement is hereby amended by deleting such paragraph and replacing it with the following (solely for convenience added language is italicized):

               "(iv) fourth, to the extent of any remaining Available Funds, to the Agent, for the account of the Company, the successor Collection Agent and the Bank Investors, as applicable, an amount equal to all accrued and unpaid Carrying Costs (exclusive of all amounts payable pursuant to the Yield Protection Provision) in respect of such Settlement Period and with respect to any previous Settlement Period to the extent not previously paid;

     SECTION 4. Amendment to Section 5.3. Section 5.3 of the Security Agreement is hereby amended by deleting such paragraph and replacing it with the following (solely for convenience added language is italicized):

          "The Collection Agent shall (i) at or prior to the time of any Funding, provide to the Administrative Agent, the Collateral Agent and the Insurer an officer's certificate (a) stating that the Collection Agent has Acceptable Hedging Arrangements in place satisfying the conditions of this
     Section 5.3 as set forth below and after January 1, 1999, qualifies as an Acceptable Hedging Arrangement (as defined in the Insurance Agreement), and
     (b) setting forth the amount of funds on deposit on each prefunding account established in connection with a Securitization and the extent to which such funds are serving as a hedge arrangement with respect to this facility or any other UAC facility or program, and (ii) in connection with any Settlement Statement provided hereunder, provide an executed copy of all existing Acceptable Hedging Arrangements, which Acceptable Hedging Arrangements shall be satisfactory to the Administrative Agent, the Collateral Agent and the Insurer, and with respect to which at any time after the occurrence of a Termination Event the Debtor shall be the beneficiary, in respect of an aggregate notional amount at least equal to the Net Investment. The form and structure and counterparty to each Acceptable Hedging Arrangement shall be acceptable to the Administrative Agent, the Collateral Agent and the Insurer and must be in full force and effect at all times during which the Net Investment is greater than zero (however such required amount may be reduced for the period of time between the pricing and the funding of a structured financing utilizing Receivables released to the Debtor pursuant to Section 2.15 by the aggregate Outstanding Balance of such Receivables)."

     SECTION 5. Amendment to Section 7.1. Section 7.1(m) of the Security Agreement is hereby amended by deleting such paragraph and replacing it with the following (solely for convenience added language is italicized):

          "(m) with respect to any Settlement Period during which at any time the Net Investment was greater than zero, the Net Yield calculated as of the Determination Date immediately following such Settlement Period is less than 2.00%;"

     SECTION 6. Limited Scope. This amendment is specific to the circumstances described above and does not imply any future amendment or waiver of rights allocated to the Debtor, the Collection Agent, the Agent, the Administrative Agent, the Insurer or the Collateral Agent under the Security Agreement.

     SECTION 7. Effectiveness. This Amendment shall become effective as of August 28, 2001 when counterparts of this Amendment shall have been accepted and agreed to by each of the parties hereto.

     SECTION 8. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     SECTION 9. Severability; Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     SECTION 10. Ratification. Except as expressly affected by the provisions hereof, the Security Agreement as amended shall remain in full force and effect in accordance with its terms and ratified and confirmed by the parties hereto. On and after the date hereof, each reference in the Security Agreement to "this Agreement", "hereunder", "herein" or words of like import shall mean and be a reference to the Security Agreement as amended by this Amendment.


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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Amendment Number Seven as of the date first written above.

                                    ENTERPRISE FUNDING CORPORATION,
                                    as Company


                                    By: /s/ Tony Wong
                                       -----------------------------
                                       Name:    Tony Wong
                                       Title:   Vice President


                                    UAFC CORPORATION,
                                    as Debtor


                                    By: /s/ Leeanne W. Graziani
                                       -----------------------------
                                       Name:
                                       Title:


                                    UNION ACCEPTANCE FUNDING
                                    CORPORATION, as Seller


                                    By: /s/  Maureen A. Schoch
                                       -----------------------------
                                       Name:
                                       Title:


                                    UNION ACCEPTANCE CORPORATION,
                                    individually and as Collection Agent


                                    By: /s/ Melanie S. Otto
                                       -----------------------------
                                       Name:
                                       Title:


                                    BANK OF AMERICA, N.A.,
                                    individually and as Collateral Agent
                                    and Bank Investor


                                    By: /s/ Christopher G. Young
                                       -----------------------------
                                       Name:
                                       Title:


                                    MBIA INSURANCE CORPORATION,
                                    as Insurer


                                    By: /s/ Lisa A. Wilson
                                       -----------------------------
                                       Name:   Lisa A. Wilson
                                       Title:  Assistant Secretary